Exhibit 10.1

SECOND AMENDMENT TO CREDIT AGREEMENT

This Second Amendment to Credit Agreement (this “Amendment”), dated as of March 30, 2015, is by and among CH2M HILL COMPANIES, LTD., a Delaware corporation (the “Parent”), CH2M HILL, INC., a Florida corporation (“CH2M Inc.”), OPERATIONS MANAGEMENT INTERNATIONAL, INC., a California corporation (“OMI”), CH2M HILL ENGINEERS, INC., a Delaware corporation (“CH2M Engineers”), CH2M HILL GLOBAL, INC., a Delaware corporation (“CH2M Global”), CH2M HILL CONSTRUCTORS, INC., a Delaware corporation (“CH2M Constructors”), and CHVENG, LLC, a Delaware limited liability company (“CHVENG,” and together with the Parent, CH2M Inc., OMI, CH2M Engineers, CH2M Global and CH2M Constructors, each a “Borrower,” and, collectively, the “Borrowers”), the subsidiaries of the Borrowers party hereto (the “Subsidiary Guarantors”), the Lenders (as defined below) party hereto and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent on behalf of the Lenders under the Credit Agreement (as hereinafter defined) (in such capacity, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

The Borrowers, the Subsidiary Guarantors, certain banks and financial institutions from time to time party thereto (the “Lenders”) and the Administrative Agent are parties to that certain Second Amended and Restated Credit Agreement dated as of March 28, 2014, as amended by a First Amendment to Credit Agreement dated as of September 26, 2014 (as so amended, and as the same may be further amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”);

The Loan Parties have requested that the Required Lenders amend certain provisions of the Credit Agreement; and

The Required Lenders are willing to make such amendments to the Credit Agreement, in accordance with and subject to the terms and conditions set forth herein.

Accordingly, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the parties hereto agree as follows:

ARTICLE I
AMENDMENTS TO CREDIT AGREEMENT

1.1New Definitions; Unused Definitions; Inconsistent Terms.

(a)The following definitions are added to Section 1.01 of the Credit Agreement in the correct alphabetical order:

“Aggregate Commitments” means Aggregate Revolving Credit Commitments.

“FY2015” means the Fiscal Year ending on the last Friday in December 2015.

“Interim Period” means the period from January 1, 2015 through the earlier of (i) achievement of the Target Preferred Equity Offering, and (ii) the end of FY2015.

“Second Amendment Effective Date” means March 30, 2015.

“Target Preferred Equity Offering” means the completion of one or more transactions after the Second Amendment Effective Date and prior to the end of FY2015 resulting in the issuance of preferred equity of the Parent in exchange for gross cash proceeds to the Parent of not less than $200,000,000, but only so long as no Default or Event of Default is caused thereby.

(b)The following definitions are deleted from Section 1.01 of the Credit Agreement: “Alternative Currency Equivalent”; “Credit Application”; “Enterprise Upgrade”; “Event of Loss”; “FASB ASC”; “First Amendment Effective Date”; “Permitted Receivables Financing Documents”; and “Same Day Funds”.

(c)The term “Aggregate Revolving Commitments” is replaced in Section 2.07 of the Credit Agreement with the term “Aggregate Revolving Credit Commitments”.

(d)The term “Consolidated Fixed Charge Coverage” is replaced in each instance in Section 1.02(i) of the Credit Agreement with the term “Consolidated Fixed Charge Coverage Ratio”.

(e)The term “Eurocurrency Rate Loan” is replaced in each instance in the definition of Eurodollar Rate in Section 1.01 of the Credit Agreement with the term “Eurodollar Rate Loan.”

(f)The term “Eurodollar Base Rate” is replaced in each instance in Sections 3.03 and 3.05 of the Credit Agreement with the term “Eurodollar Rate”.

(g)The term “Eurodollar Loan” is replaced in each instance in the definition of Credit Extension in Section 1.01 of the Credit Agreement with the term “Eurodollar Rate Loan.”

(h)The term “Lender Parties” is replaced in Section 8.03 of the Credit Agreement with the term “Lending Parties”.

(i) The term “Maturity Date” is replaced in each instance in Sections 7.03(i)(B) and 7.03(q) of the Credit Agreement with the term “Revolving Credit Maturity Date”.

(j)The term “Revolving Loans” is replaced in Section 10.01 of the Credit Agreement with the term “Revolving Credit Loans”.

1.2Amendment to Definition of Applicable Rate. The definition of Applicable Rate set forth in Section 1.01 of the Credit Agreement is amended and restated in its entirety to read as follows:

“Applicable Rate” means, (a) at all times during the Interim Period, and as included in the computation of the rate of interest for Eurodollar Rate Loans or Base Rate Loans or in the computation of Revolving Credit Commitment Fees, as the context requires and as otherwise provided in this Agreement, the applicable rate percentage per annum set forth in the grid below, each such percentage being based, subject to Section 2.09(d), upon the corresponding Consolidated Leverage Ratio maintained by the Parent, as determined by Administrative Agent, in its Reasonable Discretion, as of the end of the most recent Fiscal Period for which the Borrowers have furnished a Compliance Certificate to Administrative Agent and the Lenders pursuant to Section 6.01(c):

Pricing Level (Tier)	Consolidated Leverage Ratio	Applicable Rate For Eurodollar Rate Loans	Applicable Rate For Base Rate Loans	Applicable Rate For Revolving Credit Commitment Fees
I	≥3.25	2.375%	0.875%	0.350%
II	≥2.75 but <3.25	1.875%	0.375%	0.350%
III	≥2.25 but <2.75	1.625%	0.125%	0.300%

IV	≥1.75 but <2.25	1.500%	0.000%	0.250%
V	≥1.25 but <1.75	1.375%	0.000%	0.200%
VI	≥0.75 but <1.25	1.250%	0.000%	0.175%
VII	<0.75	1.125%	0.000%	0.150%

; and (b) at all other times, and as included in the computation of the rate of interest for Eurodollar Rate Loans or Base Rate Loans or in the computation of Revolving Credit Commitment Fees, as the context requires and as otherwise provided in this Agreement, the applicable rate percentage per annum set forth in the grid below, each such percentage being based, subject to Section 2.09(d), upon the corresponding Consolidated Leverage Ratio maintained by the Parent, as determined by Administrative Agent, in its Reasonable Discretion, as of the end of the most recent Fiscal Period for which the Borrowers have furnished a Compliance Certificate to Administrative Agent and the Lenders pursuant to Section 6.01(c):

Pricing Level (Tier)	Consolidated Leverage Ratio	Applicable Rate For Eurodollar Rate Loans	Applicable Rate For Base Rate Loans	Applicable Rate For Revolving Credit Commitment Fees
I	≥2.75	1.875%	0.375%	0.350%
II	≥ 2.25 but < 2.75	1.625%	0.125%	0.300%
III	≥1.75 but < 2.25	1.500%	0.000%	0.250%
IV	≥ 1.25 but < 1.75	1.375%	0.000%	0.200%
V	≥ 0.75 but < 1.25	1.250%	0.000%	0.175%
VI	< 0.75	1.125%	0.000%	0.150%

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period and at any time will be subject to the provisions of Section 2.09(d).

1.3Amendment to Definition of Eligible Assignee. The definition of Eligible Assignee in Section 1.01 of the Credit Agreement is amended and restated in its entirety to read as follows:

“Eligible Assignee” means any of the following: (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by (i) Administrative Agent, (ii) in the case of an assignment of a Revolving Credit Commitment, Swing Line Lender and L/C Issuer and (iii) unless an Event of Default has occurred and is continuing (in which event the Administrative Borrower’s approval will not be required), the Administrative Borrower (each of which approvals shall not be unreasonably withheld or delayed; provided, however, that the approval of the Administrative Borrower shall be deemed to have been granted unless the Administrative Borrower objects thereto by written notice to Administrative Agent within five Business Days after having received notice thereof); provided that, notwithstanding the foregoing, “Eligible Assignee” will not include (1) any Loan Party or any Subsidiary or other Affiliate of any Loan Party or (2) any Defaulting Lender.

1.4Amendment to Definition of Permitted Receivables Financing. The definition of Permitted Receivables Financing set forth in Section 1.01 of the Credit Agreement is hereby amended by replacing the word “Default” contained therein with the phrase “Default or Event of Default”.

1.5Amendment to Definition of Eurodollar Rate. The definition of Eurodollar Rate set forth in Section 1.01 of the Credit Agreement is hereby amended to add the following new sentence to the end thereof: “Notwithstanding the foregoing, if the Eurodollar Rate for any Interest Period shall be less than zero, the Eurodollar Rate for such Interest Period shall be deemed to be zero for purposes of this Agreement.”

1.6Amendment to Definitions of Fiscal Period, Fiscal Year and Material Subsidiary. The definitions of “Fiscal Period,” “Fiscal Year” and “Material Subsidiary” in Section 1.01 of the Credit Agreement are amended and restated in their entirety to read as follows:

“Fiscal Period” means, as of any date of determination with respect to the Parent or any Subsidiary thereof, each fiscal quarter of the Parent ending (i) on March 31, June 30, September 30 and December 31 of each applicable Fiscal Year through and including the Fiscal Year ended on December 31, 2014, and (ii) on the last Friday of March, June, September and December of each applicable Fiscal Year thereafter.

“Fiscal Year” means each fiscal year of the Parent ending (i) on December 31 of each calendar year through and including December 31, 2014, and (ii) on the last Friday of December of each calendar year thereafter.

“Material Subsidiary” means, as of any date, each direct or indirect wholly owned Subsidiary of the Parent whose gross revenues for the preceding Fiscal Year, calculated as of the end of such Fiscal Year, were greater than $200,000,000.

1.7Amendment to Section 7.05(i). Section 7.05(i) of the Credit Agreement is amended by replacing the word “Default” contained therein with the phrase “Default or Event of Default”.

1.8Amendment to Section 7.06(b). Section 7.06(b) of the Credit Agreement is amended and restated in its entirety to read as follows:

(b)in the case of the Parent, Parent may declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, in respect of:

(i)repurchases of its common stock offered for sale on the limited market (also known as the internal market) referred to in the “special provisions relative to stock” set forth in the Parent’s bylaws, as those bylaws are in effect as of the Closing Date; provided, that, at the time of making each such Restricted Payment and after giving effect to such Restricted Payment, the aggregate amount of repurchases made in cash pursuant to this clause (b)(i) shall not exceed (A) during the period from July 1, 2014 through December 31, 2014 (the “2014 Payment Period”), an amount equal to (1) $45,000,000 minus (2) the aggregate amount of Legally Required Restricted Payments made in cash during the 2014 Payment Period through such time, and (B) during FY2015, an amount equal to (1) $45,000,000 minus (2) the lesser of (A) the aggregate amount of Legally Required Restricted Payments made in cash during FY2015 through such time, or (B) $45,000,000;

(ii)Legally Required Restricted Payments;

(iii)Restricted Payments made in connection with and strictly for (A) payments on or repurchases of common stock issued by the Parent (including dividends on the Parent’s common stock but excluding Restricted Payments made pursuant to clauses (i) or (ii) above) or (B) redemptions of preferred stock issued by the Parent (excluding any dividends on such preferred stock), in each case so long as, at the time of making each such Restricted Payment and after giving effect to such Restricted Payment, (1) the aggregate amount of all such Restricted Payments in any Fiscal Year pursuant to this clause (iii) does not exceed (a) during FY2015, $15,000,000, minus the first $15,000,000 of Legally Required Restricted Payments made in cash in excess of $45,000,000 during FY2015 through such time, or (b) during any other Fiscal Year, $100,000,000, (2) no Default or Event of Default has occurred and is continuing or would result therefrom, (3) the cash distribution and payment thereof is in compliance with Section 6.07, (4) after giving effect to any such Restricted Payment pursuant to this clause (iii) on a pro forma basis, the Consolidated Leverage Ratio, determined as of the last day of the Fiscal Period most recently ended before such Restricted Payment for which the Parent has delivered financial statements pursuant to Section 6.01(a) or Section 6.01(b), is less than or equal to (y) 3.00:1.00, if the last day of such Fiscal Period is on or before December 31, 2015 and (z) 2.75:1.00, if the last day of such Fiscal Period is after December 31, 2015 and (5) with respect to any such Restricted Payment made pursuant to this clause (iii) at any time on or prior to December 31, 2015, both before and after giving effect to such Restricted Payment, the Borrowers shall demonstrate pro forma compliance with the financial covenants set forth in Section 7.14; provided, that, to the extent the aggregate amount of all Restricted Payments made pursuant to this clause (iii) in any Fiscal Period exceed $5,000,000 (and subsequent to crossing such threshold, each time the aggregate amount of all additional payments in any Fiscal Period exceeds an increment of $5,000,000), the Borrowers shall concurrently provide a certificate executed by a Responsible Officer of the Parent evidencing compliance with the leverage ratio requirements set forth in clause (4) above and, if applicable, compliance with the financial covenant requirement set forth in clause (5) above;

(iv)Restricted Payments made in connection with the repurchase by the Parent of shares of its common stock or preferred stock in an aggregate amount not to exceed an amount equal to 50% of the cash proceeds received in connection with any Asset Disposition net of taxes paid as a result of such Asset Disposition (after taking into account any available tax credit or deductions and any tax sharing arrangements) so long as, after giving effect to any such Restricted Payment pursuant to this clause (iv), (A) no Default or Event of Default has occurred and is continuing or would result therefrom and (B) the Borrowers shall demonstrate pro forma compliance with the financial covenants set forth in Section 7.14 determined as of the last day of the Fiscal Period most recently ended before such Restricted Payment for which the Parent has delivered financial statements pursuant to Section 6.01(a) or Section 6.01(b);

(v)Restricted Payments consisting of dividends on the Parent’s preferred stock so long as after giving effect to any such Restricted Payment pursuant to this clause (v), (A) no Default or Event of Default has occurred and is continuing or would result therefrom and (B) the Borrowers shall demonstrate pro forma compliance with the financial covenants set forth in Section 7.14 determined as of the last day of the Fiscal Period most recently ended before such Restricted Payment for which the Parent has delivered financial statements pursuant to Section 6.01(a) or Section 6.01(b);

(vi)Restricted Payments made (A) solely in Equity Interests of the Parent or (B) in an aggregate amount equal to the amount of proceeds received by the Parent from the issue of new Equity Interests of the Parent, so long as (1) after giving effect to any such Restricted Payment pursuant to this clause (vi), the Borrowers shall demonstrate pro forma compliance with the financial covenants set forth in Section 7.14 determined as of the last day of the Fiscal Period most recently ended before such Restricted Payment for which the Parent has delivered financial statements pursuant to Section 6.01(a) or Section 6.01(b), and (2) in the case of any Restricted Payment made pursuant to clause (B) of this clause (vi) during FY2015, (a) such Restricted Payment is not made prior to achievement of the Target Preferred Equity Offering, and (b) at the time of making each such Restricted Payment and after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments made under clauses (i), (ii), (iii) and (vi)(B) of this Section 7.06(b) during FY2015 through such time does not exceed $120,000,000;

(vii)Restricted Payments made pursuant to any shareholder rights plan adopted for the purpose of protecting shareholders from takeover tactics (and solely to the extent that such Restricted Payments are made in furtherance of such purpose) ; provided, that, with respect to any Restricted Payment made pursuant to this clause (vii) at any time on or prior to December 31, 2015, the Borrowers shall demonstrate pro forma compliance with the financial covenants set forth in Section 7.14 determined as of the last day of the Fiscal Period most recently ended before such Restricted Payment for which the Parent has delivered financial statements pursuant to Section 6.01(a) or Section 6.01(b); and

(viii)Restricted Payments made by the Parent in connection with the net exercise by holders of options or warrants or similar securities, or in connection with the withholding or payment of taxes upon the vesting of restricted stock, stock appreciation rights or similar securities of the Parent.

1.9Amendment to Section 7.12. Section 7.12 of the Credit Agreement is amended and restated in its entirety to read as follows:

7.12ACCOUNTING CHANGES.

Make any change in (a) accounting policies or financial reporting practices or (b) the Fiscal Year, in each case except as required by GAAP, as contemplated by the definitions of “Fiscal Period” and “Fiscal Year” or as required to implement any such change.

1.10Amendments to Section 7.14.  Section 7.14 of the Credit Agreement is amended and restated in its entirety to read as follows:

(a)Minimum Consolidated Fixed Charge Coverage Ratio.  Permit the Consolidated Fixed Charge Coverage Ratio, as determined as of the last day of each Fiscal Period, to be less than 1.50:1.00.

(b) Maximum Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio to exceed (i) 3.75:1.00, as determined as of the last day of each Fiscal Period during the Interim Period, (ii) 3.25:1.00, as determined as of the last day of each Fiscal Period (if any) ending after the Interim Period and on or before December 31, 2015, or (iii) 3.00:1.00, as determined as of the last day of each Fiscal Period ending after December 31, 2015; provided that, following the date on which the aggregate amount of all Qualified Acquisitions consummated during the prior twelve month period is equal to or greater than $150,000,000, the Consolidated Leverage Ratio at the end of each of the four (4) Fiscal Periods following such date, shall be no greater than 3.25:1.00.

1.11Amendment to Compliance Certificate. Schedule 1 to Exhibit B of the Credit Agreement is amended and restated to read as set forth in Exhibit A hereto.

ARTICLE II
CONDITIONS TO EFFECTIVENESS

2.1Closing Conditions. The amendments set forth in Article I of this Amendment shall become effective as of the date first set forth above (the “Second Amendment Effective Date”) upon satisfaction of the following conditions (in each case, in form and substance reasonably acceptable to the Administrative Agent):

(a)Executed Amendment. The Administrative Agent shall have received a copy of this Amendment duly executed by each of the Loan Parties, the Required Lenders and the Administrative Agent.

(b)Fees and Expenses.

(i)The Administrative Agent shall have received from the Borrowers, for the account of each Lender that executes and delivers a signature page to the Administrative Agent at or before 5 p.m. (New York City time) on March 30, 2015 (each such Lender, a “Consenting Lender”, and collectively, the “Consenting Lenders”), an amendment fee in an amount equal to 0.15% of the Aggregate Revolving Credit Commitments at 5 p.m. (New York City time) on such date. Such fee shall be deemed fully earned by the Consenting Lenders upon the execution and delivery of this Amendment by the Borrowers and the Required Lenders.

(ii)(A) The Administrative Agent shall have received from the Borrowers such fees and expenses as are payable pursuant to the letter agreement of even date herewith between the Administrative Agent and the Borrowers (which letter agreement shall be deemed a “Fee Letter” for purposes of the Credit Agreement), and (B) Faegre Baker Daniels LLP shall have received from the Borrowers payment of all outstanding fees and expenses incurred in connection with the Loan Documents, including this Second Amendment, in each case to the extent invoiced to the Lender on or prior to Second Amendment Effective Date.

(c)Miscellaneous. All other documents and legal matters in connection with the transactions contemplated by this Amendment shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

ARTICLE III
RELEASE

Each Loan Party hereby waives, releases, relinquishes and forever discharges the Administrative Agent and each Lending Party, and all past and present directors, officers, agents, employees, parents, subsidiaries, affiliates, insurers, attorneys, representatives and assigns of any Lending Party, and each and all thereof (collectively, the “Released Parties”), of and from any and all manner of action or causes of action, suits, claims, demands, judgments, damages, levies, and the execution of whatsoever kind, nature and/or description arising on or before the date hereof, including, without limitation, any claims, losses, costs or damages, including compensatory and punitive damages, in each case whether known or unknown, liquidated or unliquidated, fixed or contingent, direct or indirect, which any Loan Party ever had or now has or may claim to have against any of the Released Parties arising out of or in any way related to the Credit Agreement, the other Loan Documents, any related document or the transactions contemplated by any of the foregoing.

ARTICLE IV
MISCELLANEOUS

4.1Amended Terms. On and after the Second Amendment Effective Date, all references to the Credit Agreement in each of the Loan Documents shall hereafter mean the Credit Agreement as amended by this Amendment. Except as specifically amended by this Amendment or otherwise agreed, the Credit Agreement is ratified and confirmed and shall remain in full force and effect according to its terms.

4.2Representations and Warranties of Loan Parties. Each of the Loan Parties represents and warrants as follows:

(a)It has taken all necessary corporate and other organizational action to authorize the execution, delivery and performance of this Amendment.

(b)This Amendment has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligation, enforceable in accordance with its terms, except as enforcement thereof may be limited by Bankruptcy Laws or other applicable Laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(c)No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority (other than the filing of a Form 8-K with the SEC after the date hereof) or any other Person is required in connection with the execution, delivery or performance by such Person of this Amendment.

(d)The representations and warranties set forth in Article V of the Credit Agreement are true and correct in all material respects (except that such materiality qualifier will not be applicable to any portion of any representation and warranty that is already qualified or modified by materiality in the text thereof) as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they will be true and correct in all material respects (except that such materiality qualifier will not be applicable to any portion of any representation and warranty that is already qualified or modified by materiality in the text thereof) as of such earlier date, and except the representations and warranties contained in Section 5.10 of the Credit Agreement will be deemed to refer to the most recent statements furnished pursuant to Section 6.01(a) and (b) of the Credit Agreement.

(e)After giving effect to this Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default.

(f)Except as amended by this Amendment, the Obligations are not reduced or modified by this Amendment and are not subject to any offsets, defenses or counterclaims.

4.3Reaffirmation of Obligations. Each Loan Party ratifies the Credit Agreement as amended by this Amendment and acknowledges and reaffirms (a) that it is bound by all terms of the Credit Agreement as so amended applicable to it and (b) that it is responsible for the observance and full performance of its respective Obligations.

4.4Loan Document. This Amendment shall constitute a Loan Document under the terms of the Credit Agreement.

4.5Further Assurances. The Loan Parties agree to promptly take such action, upon the request of the Administrative Agent, as is necessary to carry out the intent of this Amendment.

4.6Entirety. This Amendment and the other Loan Documents embody the entire agreement among the parties hereto relating to the subject matter hereof and thereof and supersede all previous documents, agreements and understandings, oral or written, relating to the subject matter hereof and thereof.

4.7Counterparts; Telecopy. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which when so executed and delivered will constitute an original, but all of which when taken together will constitute a single contract. Delivery of an executed counterpart to this Amendment by telecopy or other electronic means shall be effective as an original and shall constitute a representation that an original will be delivered.

4.8No Actions, Claims, Etc. As of the date hereof, each of the Loan Parties acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against the Administrative Agent, the Lenders, or the Administrative Agent’s or the Lenders’ respective officers, employees, representatives, agents, counsel or directors arising from any action by such Persons, or failure of such Persons to act under the Credit Agreement on or prior to the date hereof.

4.9GOVERNING LAW. THIS AMENDMENT WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW OTHER THAN NEW YORK GENERAL OBLIGATIONS LAW 5-1401 AND 5-1402.

4.10Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

4.11Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. The jurisdiction, service of process and waiver of jury trial provisions set forth in Sections 10.18 and 10.20 of the Credit Agreement are incorporated into this Amendment by reference, mutatis mutandis.

Signature pages follow.

IN WITNESS WHEREOF the parties hereto have caused this Amendment to be duly executed on the date first above written.

Borrowers:

CH2M HILL Companies, Ltd.	CH2M HILL, Inc.

By: /s/ Steven Mathews____________	By: /s/ Steven Mathews___________
Name: Steven Mathews	Name: Steven Mathews
Title: Treasurer and Authorized Signatory	Title: Treasurer and Authorized Signatory

Operations Management International, Inc.	CH2M HILL Engineers, Inc.

By: /s/s Allan Chow_________________	By: /s/ Steven Mathews___________
Name: Allan Chow	Name: Steven Mathews
Title: Treasurer and Authorized Signatory	Title: Treasurer and Authorized Signatory
CH2M HILL Global, Inc.	CH2M HILL Constructors, Inc.

By: /s/ Steven Mathews______________	By: _/s/ Allan Chow_____________
Name: Steven Mathews	Name: Allan Chow
Title: Treasurer and Authorized Signatory	Title: Treasurer and Authorized Signatory

CHVENG, LLC

By: /s/ Steven Mathews_______________
Name: Steven Mathews
Title: Treasurer and Authorized Signatory

Subsidiary Guarantors:

CH2M HILL International, Ltd

By: /s/ Steven Mathews____________
Name: Steven Matthews
Title: Treasurer and Authorized Signatory

CH2M HILL Alaska, Inc.

By: _/s/ Steven Mathews___________
Name: Steven Matthews
Title: Treasurer and Authorized Signatory

CH2M HILL Plateau Remediation Company

By: /s/ Steven Mathews____________
Name: Steven Mathews
Title: Treasurer and Authorized Signatory

Administrative Agent:

Wells Fargo Bank, National Association,
in its capacity as Administrative Agent and a Lender

By: /s/ Kristine Netjes_________________
Name: Kristine Netjes
Title: Senior Vice President

RBS Citizens, N.A.

By: /s/ Andre A. Nazareth____________
Name: Andre A. Nazareth
Title: Senior Vice President

The Northern Trust Company

By: /s/ Molly Brennan____________
Name: Molly Brennan___________
Title: Senior Vice President_______

HSBC Bank USA, N.A.

By: /s/ Patrick M. Hanley_________
Name: _Patrick M. Hanley_________
Title: Senior Vice President________

U.S. Bank National Association

By: /s/ Jeff Benedix_______________
Name: _Jeff Benedix_____________
Title: _Vice President_____________

Lenders:

BNP Paribas

By: /s/ Jamie Dillon_____________
Name: Jamie Dillon___________
Title: Managing Director________
By: /s/ Mary-Ann Wong__________
Name: Mary-Ann Wong_________
Title: Vice President___________

Bank Of The West

By: /s/ Terry Switz____________________
Name: _Terry Switz___________________
Title: _Vice President__________________

JPMorgan Chase Bank, N.A.

By: /s/ Laura Woodward__________
Name: Laura Woodward__________
Title: ___Officer________________

The Bank of Tokyo-Mitsubishi UFJ, LTD.

By: /s/ Thomas Danielson________
Name: _Thomas Danielson_______
Title: _Authorized Signatory______

Bank of America, N.A.

By: /s/ Stuart Bonano________________
Name: Stuart Bonano_______________
Title: _Director____________________

BMO Harris N.A.

By: /s/ Shakrokh Shah________________
Name: Shakrokh Shah_______________
Title: Managing Director_____________

CH2M HILL, INC.

Amendment to credit agreement

Exhibit A to Second Amendment to Credit Agreement

(amending Schedule 1 to Exhibit B to the Credit Agreement)

SCHEDULE 1 TO COMPLIANCE CERTIFICATE

Dated                                                                                      , 201_
FINANCIAL COVENANTS OF BORROWER

I.Minimum Consolidated Fixed Charge Coverage Ratio (Section 7.14(a)). Not permit the Consolidated Fixed Charge Coverage Ratio, as determined as of the last day of each Fiscal Period, to be less than 1.50:1.00.

a.		Consolidated Adjusted EBITDA (calculated as follows for such period:)

	i.	Consolidated Net Income	$

	ii.	Consolidated Interest Expense	$

	iii.	amounts treated as expenses for such period for depreciation and the amortization of intangibles of any kind	$

iv.

Federal, state, local and foreign taxes on or measured
by income accrued by the Parent and its Consolidated
Subsidiaries during such period net of any Federal, state,
local and foreign income tax credits of the Parent and its
Consolidated Subsidiaries for such period

$

	v.	expenses associated with the non-cash portion of all share-based compensation	$

	vi.	charges related to:

		(A) restructuring	$

		(B) asset impairment	$

		(C) non-cash estimate project losses (including non- extraordinary items)	$

	vii.	other (A) extraordinary expenses	$

		(B) non-recurring expenses actually paid in cash during such period in an aggregate amount not to exceed $10,000,000 in any Fiscal Year	$

	viii.	to the extent included in Line I(a)(vi), cash payments related to:

CH2M HILL, INC.

Amendment to credit agreement

		(A) restructuring	$

		(B) asset impairment	$

		(C) non-cash estimate project losses (including non- extraordinary items)	$

	ix.	to the extent included in calculating Consolidated Net Income, other

		(A) extraordinary gains	$

		(B) non-recurring gains	$

	x.	Consolidated Adjusted EBITDA (the sum of Lines I(a)(i) through I(a)(vii) minus, Lines I(a)(viii) through I(a)(ix))	$

b.		Consolidated Lease Expense	$

c.		Consolidated Adjusted EBITDAR (Line I(a)(x) plus Line I(b))	$

d.		Consolidated Interest Expense (from Line I(a)(ii))	$

e.		Current Portion of Consolidated Long Term Debt	$

f.		cash dividends accrued on preferred stock, to the extent that such preferred stock is treated as equity pursuant to GAAP	$

Consolidated Fixed Charge Coverage Ratio (Line I(c) divided by the sum of Line I(b), Line I(d), Line I(e) and Line

		I(f)	$
:1.00

Annex A attached hereto contains all calculations supporting the amounts reported above for the four consecutive Fiscal Periods ending on the date hereof.

II.Maximum Consolidated Leverage Ratio (Section 7.14(b)). Not permit the Consolidated Leverage Ratio to exceed (i) 3.75:1.00, as determined as of the last day of each Fiscal Period during the Interim Period, or (ii) 3.00:1.00, as determined as of the last day of each Fiscal Period thereafter; provided that, following the date on which the aggregate amount of all Qualified Acquisitions consummated during the prior twelve month period is equal to or greater than $150,000,000, the Consolidated Leverage Ratio at the end of each of the four (4) Fiscal Periods following such date, shall be no greater than 3.25:1.00.

CH2M HILL, INC.

Amendment to credit agreement

a.		Numerator in definition of Consolidated Leverage Ratio (calculated as follows for such period):

i.

outstanding principal amount of all obligations,

whether current or long term, for borrowed money

(including all Obligations under the Credit

Agreement) and all obligations evidenced by

bonds, debentures, notes, loan agreements or

other similar instruments

$

ii.

direct obligations arising under letters of credit (whether standby or commercial), bankers’ acceptances, bank guaranties and other financial guarantees (to include (A) all issued and outstanding Performance Credits which have a face amount that equals or exceeds $20,000,000 and (B), with respect to each outstanding JV Letter of Credit, only the portion of the JV Letter of Credit Face Amount thereof that is recourse to the Borrowers, determined in accordance with Section 2.04(k) of the Credit Agreement)

$

	iii.	Attributable Debt in respect of all Capitalized Leases	$

	iv.	without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in Lines II(a)(i) through II(a)(iii)	$

	v.	all obligations in respect of Disqualified Equity Interests which became due during the period ending on the date of this Certificate	$

vi.

all Indebtedness of the types referred to in Items II(a)(I) through II(a)(v) of any partnership or Joint Venture (other than a Joint Venture that is itself a corporation or limited liability company) in which the Parent or any of its Consolidated Subsidiaries is a general partner or joint venturer, unless such Indebtedness is expressly made nonrecourse to the Parent or such Subsidiaries

$

	vii.	Consolidated Total Funded Debt (the sum of Lines II(a)(i) through II(a)(vi))	$

b.		Denominator in definition of Consolidated Leverage Ratio (calculated as follows for such period):	$

		Consolidated Adjusted EBITDA (from Line I(a)(x))	$

c.		Consolidated Leverage Ratio (Line II(a)(vii) divided by Line II(b)(i))	$

CH2M HILL, INC.

Amendment to credit agreement

Annex B attached hereto contains all calculations supporting the amounts reported above for the four consecutive Fiscal Periods ending on the date hereof.